Exhibit 99.1
news release
For Immediate Release
August 7, 2013

Employers Holdings, Inc. Reports Second Quarter 2013 Earnings and Declares Third Quarter 2013 Dividend

Key Highlights
(Q2, 2013 compared to Q2, 2012 except where noted)

•	Net income before the LPT of $9.9 million; up $0.29 per diluted share

•	Overall net rate up 10.1%

•	Net written premiums of $187.0 million; up 24%

•	Net earned premiums of $160.0 million; up 34%

•	Revenues of $181.6 million; up 31%

•	Combined ratio before the LPT improved 10.8 percentage points

Reno, Nevada-August 7, 2013-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported second quarter 2013 net income of $14.6 million or $0.46 per diluted share. Net income in the second quarter of 2012 was $5.0 million or $0.16 per diluted share.
Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT deferred reinsurance gain (the Company's non-GAAP measure described below) was $9.9 million or $0.31 per diluted share in the second quarter of 2013 and $0.7 million or $0.02 per diluted share in the second quarter of 2012.
The second quarter 2013 combined ratio was 103.2% and 106.1% before the impact of the LPT deferred reinsurance gain, compared with 113.3% and 116.9% before the impact of the LPT deferred reinsurance gain for the second quarter of 2012. Year over year, the combined ratio improved 10.1 percentage points on a GAAP basis and 10.8 percentage points before the impact of the LPT.
Adjusted for the LPT, book value per share was $25.68 at the end of the second quarter compared with $26.66 at year-end 2012, a decline of $0.98. Rising interest rates in the second quarter of 2013 resulted in decreased unrealized gains on fixed maturity investments reducing stockholders' equity. Approximately $0.79 of the decline in adjusted book value per share was attributable to reduced stockholders' equity and the remaining $0.19 of the change was attributable to an increase in shares outstanding as the result of routine exercises of employee equity awards. Under the Company's long-term incentive compensation plan, the first options granted are due to expire in 2014. The Company expects officers to be exercising options prior to their expiration in August of 2014.
President and Chief Executive Officer Douglas D. Dirks commented on the results: “We are pleased with the substantial improvements in financial and operating performance that we achieved in the second quarter of this year relative to last year. Net income before the LPT increased nearly $10 million or $0.29 per diluted share. Our underwriting, commission and loss expenses as a percentage of earned premium all improved relative to the second quarter of 2012, driving a significant improvement of nearly eleven points in our combined ratio before the LPT."
Dirks continued: "As expected, we lowered our provision rate for losses for the second time this year, by four points in the three months ended June 30 compared with the same period last year. Pricing improvement continued as the total change in net rate increased 10.1% year over year. As in the first quarter of this year, the net rate change at the end of the second quarter in our top five states, in terms of in-force premium, was positive relative to the end of last year's second quarter. The change in net rate in the second quarter was highest in Illinois at 17%, followed by California at 14% and Nevada at 13%."
Dirks concluded: "We believe that the pricing, targeted growth and cost containment initiatives we implemented in recent years will continue to be major drivers of our reported results throughout 2013."

Third Quarter Dividend
The Board of Directors declared a third quarter 2013 dividend of six cents per share. The dividend is payable on September 4, 2013 to stockholders of record as of August 21, 2013.
Conference Call and Web Cast; Form 10-Q; Supplemental Portfolio Listing
The Company will host a conference call on Thursday, August 8, 2013, at 8:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available several hours after the call. The conference call replay number is (888) 286-8010 with a pass code of 21661548. International callers may dial (617) 801-6888.
EHI expects to file its Form 10-Q for the quarter ended June 30, 2013, with the Securities and Exchange Commission (“SEC”) on or about Thursday, August 8, 2013. The Form 10-Q will be available without charge through the EDGAR system at the SEC's web site and will also be posted on the Company's website, www.employers.com, through the “Investors” link.
The Company provides a list of portfolio securities by CUSIP in the Calendar of Events, Second Quarter “Investors” section of its web site at www.employers.com.
Discussion of Non-GAAP Financial Measures
This earnings release includes non-GAAP financial measures used to analyze the Company's operating performance for the periods presented.
These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company's operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company's performance because the items excluded have limited significance in current and ongoing operations.
The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies.
Net Income before impact of the LPT Agreement. Net income less (a) amortization of deferred reinsurance gain–LPT Agreement; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Deferred reinsurance gain–LPT Agreement (Deferred Gain). This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, except for the contingent profit commission, which is amortized through June 30, 2024. The amortization is reflected in losses and LAE.
Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company's insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.
Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.
Losses and LAE before impact of the LPT Agreement. Losses and LAE less (a) amortization of Deferred Gain; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.
Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.
Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.
Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, and the underwriting and other operating expense ratio.

Combined Ratio before impacts of the LPT Agreement. Combined ratio before impacts of LPT is the GAAP combined ratio before (a) amortization of deferred reinsurance gain–LPT Agreement; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Equity including Deferred Gain. Equity including Deferred Gain is total equity plus the Deferred Gain.
Book value per share. Equity including Deferred Gain divided by number of shares outstanding.
Net rate. Net rate, defined as total premium in-force divided by total insured payroll exposure, is a function of a variety of factors, including rate changes, underwriting risk profiles and pricing, and changes in business mix related to economic and competitive pressures.
Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company's future operations, growth and pricing strategies, and financial and operating performance, as well as the impact of pricing improvements on the Company, expectations regarding provision rates for losses, drivers of combined ratio improvement, and the ongoing results, if any, of pricing, targeted growth, and cost containment initiatives implemented by the Company. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041).
CONTACT:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson Mills, (775) 327-2794, vericksonmills@employers.com.
Copyright © 2013 EMPLOYERS. All rights reserved. EMPLOYERS® and America's small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2013	2012	2013	2012
Revenues	(unaudited)		(unaudited)
Gross premiums written	$190,068	$153,094	$365,031	$295,888
Net premiums written	$186,996	$150,364	$359,022	$290,728
Net premiums earned	$159,953	$118,955	$307,928	$228,855
Net investment income	17,645	18,297	35,050	36,682
Realized gains on investments, net	3,866	945	4,660	2,723
Other income	144	114	247	195
Total revenues	181,608	138,311	347,885	268,455
Expenses
Losses and loss adjustment expenses	112,638	87,809	220,910	168,327
Commission expense	20,127	16,621	38,520	30,437
Underwriting and other operating expenses	32,249	30,316	63,789	63,305
Interest expense	797	858	1,605	1,760
Total expenses	165,811	135,604	324,824	263,829

Net income before income taxes	15,797	2,707	23,061	4,626
Income tax expense (benefit)	1,209	(2,309)	983	(6,730)
Net income	$14,588	$5,016	$22,078	$11,356
Less impact of LPT Agreement:
Amortization of the Deferred Gain related to losses	3,275	3,828	6,580	7,984
Amortization of the Deferred Gain related to contingent commission	406	256	788	525
Impact of LPT Contingent Commission Adjustments	1,024	227	1,299	363
Net income before LPT Agreement	$9,883	$705	$13,411	$2,484

Comprehensive income
Unrealized gains (losses) during the period (net of tax expense (benefit) of $(20,886) and $2,070 for the three months ended June 30, 2013 and 2012, respectively, and $(20,870) and $5,324 for the six months ended June 30, 2013 and 2012, respectively)	$(38,787)	$3,844	$(38,761)	$9,888
Reclassification adjustment for realized gains in net income (net of taxes of $1,353 and $331 for the three months ended June 30, 2013 and 2012, respectively, and $1,631 and $952 for the six months ended June 30, 2013 and 2012, respectively)	(2,513)	(614)	(3,029)	(1,771)
Other comprehensive income (loss), net of tax	(41,300)	3,230	(41,790)	8,117
Total comprehensive income (loss)	$(26,712)	$8,246	$(19,712)	$19,473

Weighted average shares outstanding
Basic	31,079,713	31,537,452	30,997,552	32,093,328
Diluted	31,641,616	31,685,636	31,515,744	32,242,591
Earnings per common share
Basic	$0.47	$0.16	$0.71	$0.35
Diluted	0.46	0.16	0.70	0.35
Earnings per common share attributable to the LPT Agreement
Basic	$0.15	$0.14	$0.28	$0.27
Diluted	0.15	0.14	0.27	0.27
Earnings per common share before the LPT Agreement
Basic	$0.32	$0.02	$0.43	$0.08
Diluted	0.31	0.02	0.43	0.08

Employers Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of	As of
(in thousands, except share data)	June 30, 2013	December 31, 2012
Assets	(unaudited)
Available for sale:
Fixed maturity securities at fair value (amortized cost $1,989,823 at June 30, 2013 and $1,869,142 at December 31, 2012)	$2,070,027	$2,024,428
Equity securities at fair value (cost $85,559 at June 30, 2013 and $81,067 at December 31, 2012)	140,369	125,086
Total investments	2,210,396	2,149,514
Cash and cash equivalents	97,060	140,661
Restricted cash and cash equivalents	4,602	5,353
Accrued investment income	19,786	19,356
Premiums receivable (less bad debt allowance of $6,730 at June 30, 2013 and $5,957 at December 31, 2012)	285,329	223,011
Reinsurance recoverable for:
Paid losses	9,458	9,467
Unpaid losses	801,149	805,386
Deferred policy acquisition costs	45,608	38,852
Deferred income taxes, net	51,291	26,231
Property and equipment, net	15,489	14,680
Intangible assets, net	10,106	10,558
Goodwill	36,192	36,192
Contingent commission receivable—LPT Agreement	20,948	19,141
Other assets	10,061	12,937
Total assets	$3,617,475	$3,511,339

Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,291,261	$2,231,540
Unearned premiums	317,735	265,149
Total claims and policy liabilities	2,608,996	2,496,689
Commissions and premium taxes payable	42,611	40,825
Accounts payable and accrued expenses	15,758	19,522
Deferred reinsurance gain—LPT Agreement	274,183	281,043
Notes payable	112,000	112,000
Other liabilities	41,987	21,879
Total liabilities	3,095,535	2,971,958
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 54,371,465 and 54,144,453 shares issued and 30,998,491 and 30,771,479 shares outstanding at June 30, 2013 and December 31, 2012, respectively	544	541
Additional paid-in capital	331,977	325,991
Retained earnings	464,210	445,850
Accumulated other comprehensive income, net	87,759	129,549
Treasury stock, at cost (23,372,974 shares at June 30, 2013 and December 31, 2012)	(362,550)	(362,550)
Total stockholders’ equity	521,940	539,381
Total liabilities and stockholders’ equity	$3,617,475	$3,511,339

Equity including deferred reinsurance gain - LPT
Total stockholders’ equity	$521,940	$539,381
Deferred reinsurance gain–LPT Agreement	274,183	281,043
Total equity including deferred reinsurance gain–LPT Agreement (A)	$796,123	$820,424
Shares outstanding (B)	30,998,491	30,771,479
Book value per share (A * 1000) / B	$25.68	$26.66

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
(in thousands)	2013	2012
Operating activities	(unaudited)
Net income	$22,078	$11,356
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,800	2,787
Stock-based compensation	4,169	2,542
Amortization of premium on investments, net	4,310	3,400
Deferred income tax expense	(2,558)	(7,675)
Realized gains on investments, net	(4,660)	(2,723)
Excess tax benefits from stock-based compensation	(349)	—
Other	549	449
Change in operating assets and liabilities:
Premiums receivable	(63,091)	(56,776)
Reinsurance recoverable for paid and unpaid losses	4,246	21,868
Federal income taxes	2,848	876
Unpaid losses and loss adjustment expenses	59,721	9,426
Unearned premiums	52,586	62,846
Accounts payable, accrued expenses and other liabilities	15,389	7,166
Deferred reinsurance gain—LPT Agreement	(6,860)	(8,276)
Contingent commission receivable—LPT Agreement	(1,807)	(597)
Other	(4,179)	7,306
Net cash provided by operating activities	85,192	53,975
Investing activities
Purchase of fixed maturities	(211,889)	(181,836)
Purchase of equity securities	(18,190)	(23,303)
Proceeds from sale of fixed maturities	706	34,560
Proceeds from sale of equity securities	18,357	8,451
Proceeds from maturities and redemptions of investments	86,326	110,160
Proceeds from sale of fixed assets	139	75
Capital expenditures and other	(3,206)	(3,326)
Restricted cash and cash equivalents provided by (used in) investing activities	751	(842)
Net cash used in investing activities	(127,006)	(56,061)
Financing activities
Acquisition of treasury stock	—	(37,322)
Cash transactions related to stock-based compensation	1,572	(279)
Dividends paid to stockholders	(3,708)	(3,822)
Excess tax benefits from stock-based compensation	349	—
Net cash used in financing activities	(1,787)	(41,423)
Net decrease in cash and cash equivalents	(43,601)	(43,509)
Cash and cash equivalents at the beginning of the period	140,661	252,300
Cash and cash equivalents at the end of the period	$97,060	$208,791

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the LPT Agreement

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except for percentages)	2013	2012	2013	2012
	(unaudited)
Net premiums earned	$159,953	$118,955	$307,928	$228,855

Losses and loss adjustment expenses	112,638	87,809	220,910	168,327
Loss & LAE ratio	70.4%	73.8%	71.7%	73.6%

Amortization of Deferred Gain related to losses	$3,275	$3,828	$6,580	$7,984
Amortization of Deferred Gain related to contingent commission	406	256	788	525
LPT Contingent Commission Adjustments	1,024	227	1,299	363
Impact of LPT	2.9%	3.6%	2.8%	3.9%
Loss & LAE before impact of LPT	$117,343	$92,120	$229,577	$177,199
Loss & LAE ratio before impact of LPT	73.4%	77.4%	74.6%	77.4%

Commission expense	$20,127	$16,621	$38,520	$30,437
Commission expense ratio	12.6%	14.0%	12.5%	13.3%

Underwriting & other operating expenses	$32,249	$30,316	$63,789	$63,305
Underwriting & other operating expenses ratio	20.2%	25.5%	20.8%	27.6%

Total expenses	$165,014	$134,746	$323,219	$262,069
Combined ratio	103.2%	113.3%	105.0%	114.5%

Total expense before impact of the LPT	$169,719	$139,057	$331,886	$270,941
Combined ratio before the impact of the LPT	106.1%	116.9%	107.8%	118.4%

Reconciliations to Current Accident Period Combined Ratio:
Losses & LAE before impact of LPT	$117,343	$92,120	$229,577	$177,199
Plus: Favorable (unfavorable) prior period reserve development	(522)	(529)	(1,651)	(1,054)
Accident period losses & LAE before impact of LPT	$116,821	$91,591	$227,926	$176,145

Losses & LAE ratio before impact of LPT	73.4%	77.4%	74.6%	77.4%
Plus: Favorable (unfavorable) prior period reserve development ratio	(0.4)	(0.4)	(0.6)	(0.4)
Accident period losses & LAE ratio before impact of LPT	73.0%	77.0%	74.0%	77.0%

Combined ratio before impact of the LPT	106.1%	116.9%	107.8%	118.4%
Plus: Favorable (unfavorable) prior period reserve development ratio	(0.4)	(0.4)	(0.6)	(0.4)
Accident period combined ratio before impact of LPT	105.7%	116.5%	107.2%	118.0%